EXHIBIT 99.1

IMMEDIATE RELEASE	NEWS
March 12, 2013	Nasdaq: EVOL

Evolving Systems Reports Fourth Quarter and Full Year 2012 Financial Results

Full year revenue up 38% to $26.2 million

Full year Dynamic SIM Allocation™ (DSA) revenue up 94% to $10.0 million

Net income from continuing operations of $5.6 million vs. loss of $1.0 million in 2011

Adjusted EBITDA from continuing operations of $6.5 million vs. loss of $0.2 million in 2011

Company declares first quarter dividend of $0.08 per share to stockholders of record on March 22, 2013, payable April 12, 2013

ENGLEWOOD, Colorado — Evolving Systems, Inc. (Nasdaq: EVOL), a leading provider of strategic solutions to telecom operators worldwide, today reported strong revenue and profit growth for its fourth quarter and full year ended December 31, 2012.

“Evolving Systems closed 2012 with a strong fourth quarter performance that led to a 38% increase in full year revenue with adjusted EBITDA from continuing operations of $6.5 million,” said Thad Dupper, Chairman and CEO.  “Last year was a transformational year for Evolving Systems. It was our first full year since the sale of our numbering business in 2011 — an event that allowed us to focus on our ‘activation pure play’ strategy, which revolves around our flagship DSA and Tertio® Service Activation (TSA) products.   Solid execution of our strategy produced 94% growth in DSA revenue, which at $10.0 million was our highest DSA revenue since its introduction.  We also achieved a 17% increase in TSA revenue as carriers upgraded to LTE and 4G technologies.  In addition, we returned $4.00 per share to stockholders through a series of dividends during the year.  We believe carriers faced with increasingly complex SIM card inventory management and activation issues driven by consumer adoption of smart phones, tablets and connected devices will see the value of our DSA solution.  As a result, we are raising this quarter’s dividend from $0.05 to $0.08 per share and we remain optimistic about Evolving Systems’ future.”

Fourth Quarter Highlights

•                  Revenue increased 39% to $6.9 million from $4.9 million in the fourth quarter last year. License and services revenue grew 73% to $4.6 million from $2.7 million.  Customer support revenue was $2.3 million.

•                  Operating income increased to $1.8 million — a $2.4 million positive swing over an operating loss of $0.6 million in the same quarter last year.

•                  Net income from continuing operations increased to $1.4 million, up 225% from $0.4 million last year.  Diluted net income per share from continuing operations was $0.12, up from $0.04 in the fourth quarter last year.

•                  Adjusted EBITDA from continuing operations was $2.0 million, up from $0.2 million in the fourth quarter last year.

•                  Balance Sheet: Cash and cash equivalents at December 31, 2012, were $8.8 million.  In 2012 the Company returned approximately $44.8 million to stockholders in dividends, which accounts for the lower December 31, 2012, cash and marketable securities balance relative to the 2011 year-end total of $50.7 million.

•                  Dividend Update: The Company declared a first quarter dividend of $0.08 per share to stockholders of record on March 22, 2013, payable April 12, 2013.

Full-Year Highlights

•                  Revenue increased 38% to $26.2 million compared to $19.0 million in 2011.  License and services revenue was up 80% to $17.6 million from $9.8 million in 2011. Customer support revenue was down 7% to $8.6 million from $9.3 million in 2011.

•                  Operating income increased to $5.6 million, an improvement of $8.4 million over an operating loss of $2.8 million in 2011.

•                  Net income from continuing operations increased to $5.6 million, a positive swing of $6.6 million over the year ago net loss from continuing operations of $1.0 million. Diluted net income per share from continuing operations was $0.48 versus a loss of $0.09 last year.

•                  Adjusted EBITDA from continuing operations was $6.5 million versus an adjusted EBITDA loss of $0.2 million in 2011.

Bookings and Backlog Highlights

•                  Q4 bookings totaled $6.2 million versus $7.4 million in the same quarter last year.  The 2012 fourth quarter bookings included $3.6 million in license and services and $2.6 million in customer support. DSA license and services bookings in the fourth quarter were $0.9 million while TSA license and services bookings were $2.7 million. Bookings are defined as new, non-cancelable orders expected to be recognized as revenue during the following 12 months.

•                  Full year bookings totaled $24.6 million versus $24.0 million in 2011.  License and services bookings grew to $16.5 million from $14.8 million.  DSA license and services bookings totaled $6.9 million while TSA license and services bookings were $9.6 million.

•                  Total backlog at December 31, 2012, was $11.1 million. License and services backlog totaled $6.7 million and was comprised of $3.7 million in DSA and $3.0 million in TSA.  Customer support backlog was $4.4 million.

Conference Call

The Company will conduct a conference call and webcast today at 2:30 p.m. Mountain Time.  The call-in numbers for the conference call are 1-877-303-6316 for domestic toll free and 650-521-5176 for international callers.  The conference ID is 18808504.  A telephone replay will be available through March 26, 2013, and can be accessed by calling 1-855-859-2056 or 1-404-537-3406.  Conference ID 18808504. To access a live webcast of the call, please visit Evolving Systems’ website at www.evolving.com. A replay of the Webcast will be accessible at that website through March 26, 2013.

Non-GAAP Financial Measures

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP).  In addition, the Company is providing in this news release non-GAAP financial information in the form of net income, diluted net income per share and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transactions.)  Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance.  Investors and financial analysts who follow the Company use non-GAAP net income and non-GAAP diluted income per share to compare the Company against other companies.  Adjusted EBITDA can be useful for lenders as an indicator of earnings available to service debt.  Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ: EVOL) is a provider of software solutions and services to 50 network operators in over 40 countries worldwide.  The Company’s product portfolio includes market-leading activation products that address subscriber service activation, SIM card activation, mobile broadband activation as well as the activation of connected devices.  Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United Kingdom, India and Malaysia.  Further information is available on the web at www.evolving.com

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, statements about the Company’s revenue and bookings growth, the market for the Company’s DSA and TSA products, and the Company’s continued ability to pay dividends or post quarterly or annual results that are similar to those described in this press release are forward-looking statements.  These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations.  For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 12, 2013, as well as other SEC filings, including Forms 10-Q, 10-Q/A, 8-K and press releases.

Investor Relations	Press Relations

Jay Pfeiffer Pfeiffer High Investor Relations, Inc. 303.393.7044 jay@pfeifferhigh.com	Sarah Hurp Marketing Manager Evolving Systems +44 1225 478060 sarah.hurp@evolving.com

Consolidated Statements of Operations

(In thousands except per share data)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenue:
License fees and services	$4,590	$2,656	$17,622	$9,772
Customer support	2,261	2,261	8,625	9,251
Total revenue	6,851	4,917	26,247	19,023
Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization	1,685	1,670	6,734	5,187
Costs of customer support excluding depreciation and amortization	364	393	1,502	2,232
Sales and marketing	1,236	1,325	5,070	6,238
General and administrative	769	834	3,613	3,650
Product development	887	621	3,069	2,484
Depreciation	44	80	268	342
Amortization	101	99	400	560
Restructuring	—	531	—	1,100
Total costs of revenue and operating expenses	5,086	5,553	20,656	21,793
Income (loss) from operations	1,765	(636)	5,591	(2,770)
Other income (expense):
Interest income	4	—	60	192
Interest income, related party	—	526	532	619
Interest expense	(3)	—	(3)	(14)
Other income	—	62	62
Gain on sale of investments	—	221	891	221
Foreign currency exchange gain (loss)	60	108	(106)	330
Other income (expense), net	61	917	1,374	1,410
Income (loss) from continuing operations before income taxes	1,826	281	6,965	(1,360)
Income tax expense (benefit)	389	(162)	1,401	(405)
Income (loss) from continuing operations	1,437	443	5,564	(955)
Income from discontinued operations, net of tax	—	1,312	—	33,264
Net income	$1,437	$1,755	$5,564	$32,309
Basic income (loss) per common share — continuing operations	$0.13	$0.04	$0.49	$(0.09)
Diluted income (loss) per common share — continuing operations	$0.12	$0.04	$0.48	$(0.09)
Basic income per common share — discontinued operations	$—	$0.12	$—	$3.06
Diluted income per common share — discontinued operations	$—	$0.12	$—	$2.97
Basic income per common share — net income	$0.13	$0.16	$0.49	$2.97
Diluted income per common share — net income	$0.12	$0.16	$0.48	$2.88
Weighted average basic shares outstanding	11,368	11,020	11,278	10,871
Weighted average diluted shares outstanding	11,645	11,235	11,529	11,202

Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	$8,844	$34,290
Short-term restricted cash	53	50
Contract receivables, net	4,803	4,540
Unbilled work-in-progress, net	4,802	1,361
Prepaid and other current assets	1,133	1,259
Interest receivable, long-term investments, related parties	—	357
Total current assets	19,635	41,857
Long-term investments, related party	—	16,448
Property and equipment, net	211	369
Amortizable intangible assets, net	204	584
Goodwill	16,510	15,782
Long-term restricted cash	—	2
Long-term deferred income taxes	27	—
Other long-term assets	6	—
Total assets	$36,593	$75,042
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligations	$4	$8
Accounts payable and accrued liabilities	3,833	3,657
Income taxes payable	308	848
Dividends payable	—	22,271
Unearned revenue	1,596	3,401
Total current liabilities	5,741	30,185
Long-term liabilities:
Capital lease obligations, net	16	—
Deferred income taxes	—	145
Total liabilities	5,757	30,330
Stockholders’ equity:
Common stock	11	11
Additional paid-in capital	91,957	90,062
Treasury stock	(1,253)	(1,253)
Accumulated other comprehensive loss	(3,297)	(4,247)
Unrealized losses on investments, related parties, net	—	(284)
Accumulated deficit	(56,582)	(39,577)
Total stockholders’ equity	30,836	44,712
Total liabilities and stockholders’ equity	$36,593	$75,042

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands except per share data)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2012	2011	2012	2011
Non-GAAP net income and income per share:
GAAP net income	$1,437	$1,755	$5,564	$32,309
Amortization of intangible assets	101	99	400	560
Stock-based compensation expense**	59	109	264	592
Restructuring	—	531	—	1,100
Income tax adjustment for non-GAAP*	(31)	(233)	(127)	(675)
Non-GAAP net income	1,566	2,261	6,101	33,886
Non-GAAP discontinued operations	—	(1,312)	—	(33,283)
Non-GAAP net income from continuing operations	$1,566	$949	$6,101	$603

Diluted net income per share
GAAP	$0.12	$0.16	$0.48	$2.88
Non-GAAP	$0.13	$0.20	$0.53	$3.02
Non-GAAP continuing operations	$0.13	$0.08	$0.53	$0.05
Shares used to compute diluted EPS	11,645	11,235	11,529	11,202

	Three months ended		Twelve months ended
	December 31,		December 31,
	2012	2011	2012	2011
Adjusted EBITDA:

Net income	$1,437	$1,755	$5,564	$32,309
Depreciation**	44	80	268	446
Amortization of intangible assets	101	99	400	560
Stock-based compensation expense**	59	109	264	592
Restructuring	—	531	—	1,100
Interest expense and other (benefit), net	(61)	(917)	(1,374)	(1,410)
Gain on sale of numbering, net**	—	—	—	(30,496)
Income tax expense (benefit)**	389	(162)	1,401	(385)
Adjusted EBITDA	1,969	1,495	6,523	2,716
Adjusted EBITDA discontinued operations	—	(1,312)	—	(2,911)
Adjusted EBITDA continuing operations	$1,969	$183	$6,523	$(195)

*The estimated income tax for non-GAAP net income is adjusted by the amount of additional expense that the Company would accrue if it used non-GAAP results instead of GAAP results in the calculation of its tax liability, taking into account in which tax jurisdiction each of the above adjustments would be made and the tax rate in that jurisdiction.

**These amounts may differ from the face of the Company’s Consolidated Statements of Operations as part of these expenses (benefits) are included in the income from discontinued operations line item.